Sub-item 77Q3

Item 14 - Additional Affiliated Broker/Dealers

Execution Ltd.
IBOXX Ltd.
K & N Kenanga Bhd
K&N Kenanga Holdings Bhd
Kenanga Deutsche Futures
Kenanga Deutsche Futures Sdn Bhd
MaxBlue Investimentos Distribuidora de Titulos e Valores Mobiliarios S. A. Morgan Grenfell & Co Limited
Morgan Grenfell Private Equity Limited
Morgan Grenfell Securities
MTS Japan Securities Co. Ltd.
National Discount Brokers Group, Inc.
Nissay Deutsche Asset Management Europe Limited (33%)
OTC Deriv Limited
Pro Capital Spolka Akcyjna
PT Bina Tatalaksana Pasifik
PT BT Prima Securities Indonesia
PT Deutsche Securities Indonesia
Regis Partners Inc.
Scudder Kemper Investors
SOCX LLC
Tasfiye Halinde Bankers Trust Menkul Degerler A.S.
TheMarkets.com
Tokai Deutsche Asset Management Limited (40%)
Yieldbroker Pty Ltd.
*AsiaBondPortal
*BondsinAsia
*BT Opera Trading S.A. (dormant)
*DB Securities S. A.
*DBS Finance S. A.
*LoanX
*Mortgage Ramp
*Swapsclear
*Swapswire Limited
*Volbroker.com Limited
*Yensai